EX-23.2-Auditor's Consent
[LETTERHAED]
Ridenour and Associates

ACCOUNTANTS AND CONSULTANTS

3010 Royal Blvd. South
Suite 150
Alpharetta, GA  30022
(770) 633-9337
Member American Institute of CPAs
Member Georgia Society of CPAs


January 5, 2004
Re: Dicut, Inc. Form S-8

To whom it may concern,

I hereby consent to the reference to my firm under the caption "Experts" in the Registration Statement (Form S-8) which grants an aggregate of 3,000,000 shares of common stock under the 2004 Employee, Consultants and Advisor Stock Compensation Plan, and to the incorporation by reference therein of my report dated November 18th, 2003, with respect to the financial statements of the company included in said report (10QSB) filed with the US Securities and Exchange Commission.

Sincerely,


/s/ Tom Ridenour, CPA